AMENDMENT NO. 1 TO RIGHTS AGREEMENT

      AMENDMENT NO. 1, dated as of September 23, 1997 to the Rights Agreement dated as of November 11, 1994, as amended (the "RIGHTS AGREEMENT") between TEJAS GAS CORPORATION, a Delaware corporation (the "COMPANY"), and HARRIS TRUST AND SAVINGS BANK, a national banking association (the "RIGHTS AGENT"). Terms used herein and not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

                                    Recitals

      A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

      B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

      C. The Company, Shell Oil Company, a Delaware corporation ("SHELL"), Trango Holdings Corporation, a Delaware corporation ("HOLDINGS"), and Tango Acquisition Corporation, a Delaware corporation ("MERGERSUB"), propose to enter into a Merger Agreement dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which MergerSub would merge with and into the Company.

      D. In connection with the Merger Agreement, Shell proposes to enter into Voting Agreements with certain stockholders of the Company.

      E. In connection with the anticipated approval, execution, and delivery of the Merger Agreement, the Board of Directors of the Company has approved, in accordance with Section 27 of the Rights Agreement, this Amendment and has authorized the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment.

      F. All acts necessary to make this Amendment a valid agreement according to its terms have been performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

      In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

      1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

      Notwithstanding anything in this Agreement to the contrary, (a) no Person shall become an Acquiring Person and no Stock Acquisition Date shall be deemed to occur, and no Beneficial Ownership of securities shall be attributed to any Person, as a result of the execution, performance or consummation of the transactions provided for by the Merger Agreement dated as of September __, 1997 (the "MERGER AGREEMENT") among the Company, Shell Oil Company, a Delaware corporation ("SHELL"), Sierra Acquisition, an entity to be formed by Shell ("SIERRA ACQUISITION"), Trango Holdings Corporation, a Delaware corporation ("HOLDINGS") and Tango Acquisition Corporation, a Delaware corporation ("MERGERSUB") and the Voting Agreements (as defined in the Merger Agreement and as amended from time to time with the prior written consent of the Company) in the manner provided for therein, including without limitation, the consummation of the Merger (as defined in the Merger Agreement) and (b) Shell and its Affiliates and Associates shall not be deemed to be Acquiring Persons for purposes of this Agreement unless they acquire Beneficial Ownership of 15% or more of the outstanding Common Stock of the Company.

      2. Effectiveness. This Amendment shall be deemed effective as of the date first herein stated, as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      3. Miscellaneous. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the date first set forth herein.

Attest:                             TEJAS GAS CORPORATION



By:                                 By:
Name:  P. Anthony Lannie            Name: James W. Whalen
Title:    Secretary                 Title:  Senior Executive Vice President

Attest:                             HARRIS TRUST AND SAVINGS
                                    BANK



By:                                 By:
Name:                               Name:
Title:                              Title: